Exhibit 99.2

   Q1 Financial PerformanceMay 7, 2018

 ‘Non-GAAP’ Items and Forward-Looking StatementsThis presentation contains the following non-GAAP measures:Percentage changes in net sales, excluding currency rate effects (for each segment, and the Company as a whole);Adjusted EBITDA (for each segment, and the Company as a whole; absolute and as a percentage of sales);Net debt; andNet income per share attributable to the Company, excluding adjustments. We think such items provide useful information to investors regarding the Company’s core operational performance. See the Company’s earnings release (which accompanies this presentation) for additional information including reconciliations to GAAP measures.  This presentation also may contain statements, estimates, or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections. We disclaim any obligation to update any information in this presentation to reflect any changes or developments after the date on the cover page. Certain additional disclosures regarding our use of these ‘non-GAAP’ items and forward-looking statements are set forth in our fourth-quarter earnings press release dated February 15, 2018, and in our SEC filings, including our most recent quarterly reports and our annual reports for the years ended December 31, 2015, 2016, and 2017. Our use of such items in this presentation is subject to those additional disclosures, which we urge you to read.   2

 Effect on Q1 2018 resulting from application of ASC 606  3  Increase/(decrease) attributable to ASC 606 for the three months ended March 31, 2018 (in thousands, except percentages)   Machine Clothing    Albany Engineered Composites  Income tax and noncontrolling interest effects  Total Company  Net sales   $4,211   $4,223   $ -   $8,434  Gross profit   1,039   869   -   1,908  Operating income   979   869   -   1,848  Income taxes and noncontrolling interest   -   -   658   658  Net income attributable to the Company   $979   $869   $(658)   $1,190

 Net Sales by Segment  4    (in thousands, except percentages)   Net SalesThree Months endedMarch 31, 2018 2017      PercentChange  Impact of Changesin CurrencyTranslation Rates  Percent Changeexcluding Currency Rate Effect  Machine Clothing (MC)   $148,151   $142,827   3.7%   $6,750   - 1.0%  Albany Engineered Composites (AEC)   81,830   56,450   45.0%   2,311   40.9%  Total   $229,981   $199,277   15.4%   $9,071   10.9%

 Gross Profit Margin by QuarterPercentage of Net Sales  5  Includes 7.3% impact from profitability revision in two AEC contracts

Net Income (GAAP) and Adjusted EBITDA (non-GAAP) by Segment

	Three Months ended March 31, 2018				Three Months ended March 31, 2017			
(in thousands)	Machine Clothing	Albany Engineered Composites	Corporate expenses and other	Total Company	Machine Clothing	Albany Engineered Composites	Corporate expenses and other	Total Company
Operating income/(loss) (GAAP)	$30,769	$2,275	$(12,213)	$20,831	$38,263	$(5,114)	$(10,471)	$22,678
Interest, taxes, other income/expense	-	-	(10,349)	(10,349)	-	-	(11,704)	(11,704)
Net income (GAAP)	30,769	2,275	(22,562)	10,482	38,263	(5,114)	(22,175)	10,974
Interest expense, net	-	-	4,288	4,288	-	-	4,328	4,328
Income tax expense	-	-	4,609	4,609	-	-	6,550	6,550
Depreciation and amortization	8,362	11,156	1,430	20,948	8,287	7,804	1,202	17,293
EBITDA (non-GAAP)	39,131	13,431	(12,235)	40,327	46,550	2,690	(10,095)	39,145
Restructuring expenses, net	8,352	221	-	8,573	110	2,571	-	2,681
Foreign currency revaluation losses	1,517	186	687	2,390	1,663	98	102	1,863
Pretax (income) attributable to non-controlling interest in ASC	-	(343)	-	(343)	-	(171)	-	(171)
Adjusted EBITDA (non-GAAP)	$49,000	$13,495	$(11,548)	$50,947	$48,323	$5,188	($9,993)	$43,518

6

ALBANY INTERNATIONAL

7  Earnings Per Share      Per share amounts (Basic)  Three Months endedMarch 31, 2018 2017    Net income attributable to the Company, as reported (GAAP)  $0.32  $0.34  Adjustments:      Restructuring expenses, net  0.18  0.05  Discrete tax adjustments  (0.01)  0.03  Foreign currency revaluation losses  0.05  0.04  Net income attributable to the Company, excluding adjustments (non-GAAP)  $0.54  $0.46

 Total Debt (GAAP) and Net Debt* (non-GAAP)$ thousands  8  *Total debt less cash see table 15 for reconciliation of total debt to net debt